UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 23, 2016

(Exact Name of Registrant as Specified in Charter)

Michigan	1-16577	38-3150651
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

5151 Corporate Drive, Troy, Michigan	48098
(Address of Principal Executive Offices)	(Zip Code)
(248) 312-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On June 23, 2016, Flagstar Bancorp, Inc. ("the "Company") (NYSE: FBC) received written non-objection from the Federal Reserve Bank of Chicago, acting pursuant to the authority delegated by the Board of Governors of the Federal Reserve System, to redeem $267 million of its Fixed Rate Cumulative Perpetual Preferred Stock, Series C (the "TARP Preferred"). Before redeeming the TARP Preferred, which requires that the Company simultaneously pay approximately $102 million of accrued and unpaid dividends, the Company will pay approximately $31 million of deferred interest on nine series of trust preferred securities (the "TruPS") issued by trusts controlled by the Company. The Company intends to finance the redemption using proceeds from senior debt securities and from internally generated sources, including a $200 million dividend from its subsidiary Flagstar Bank, FSB. No equity offering for this redemption is contemplated.

In connection with a proposed offering of senior notes to finance the redemption of the TARP Preferred, the Company used non-GAAP financial measures to provide for more meaningful disclosure of the impact of the proposed TARP redemption transaction on the regulatory capital ratios that affect the Company. Such pro forma ratios and related non-GAAP reconciliation tables are included in Exhibit 99.2.

This Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the senior notes or any other securities.

Information contained herein, including Exhibit 99.1 and Exhibit 99.2, shall not be deemed filed for the purposes of the Securities Exchange Act of 1934, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

     (d)          The following exhibit is being furnished herewith:

99.1	Press Release of Flagstar Bancorp, Inc., dated June 27, 2016

99.2        Pro Forma Regulatory Capital Ratios and Non-GAAP Reconciliation Tables

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FLAGSTAR BANCORP, INC.

Dated: June 27, 2016	By:	/s/ James K. Ciroli
James K. Ciroli
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.         Description

99.1	Press Release of Flagstar Bancorp, Inc., dated June 27, 2016

99.2            Pro Forma Regulatory Capital Ratios and Non-GAAP Reconciliation Tables